STOCK OPTION AGREEMENT

THIS AGREEMENT made as of the 30th day of January, 2003

BETWEEN:

JOHN MCCLUSKEY, 15 Metcalfe Street, Toronto, ON, M4X 4L3

(hereinafter called the "Optionee")

OF THE FIRST PART

AND:

ALAMOS MINERALS LTD. of 1400 - 400 Burrard Street, Vancouver,

BC, V7X 1A6

(hereinafter called the "Company")

OF THE SECOND PART

WHEREAS the directors of the Company have authorized the granting of options to purchase shares in the capital of the Company to certain of its directors, officers and bona fide employees;

NOW THEREFORE THIS AGREEMENT WITNESSES:

DEFINITION

1.

In this Agreement the term "share" or "shares" means, as the case may be, one or more Common shares without par value in the capital stock of the Company as constituted at the date of this Agreement.

REPRESENTATION

2.

The Company and the Optionee each confirm that the Optionee is a director, officer or bona fide employee of the Company.

GRANTING OF OPTION

3.

The Company hereby irrevocably grants to the Optionee a non-transferable option to purchase 300,000 shares in the capital stock of the Company (hereinafter called the "Option") at a price of $0.38 per share (the "Option Price") on the terms and conditions hereinafter set forth.

EXERCISE OF OPTION

4.

Subject to the provisions hereof, the Option, or any part thereof, shall be fully vested and may be exercised upon receipt of all necessary regulatory approvals on or before the close of business of the Company's principal office on January 30, 2008 (such time and date being hereinafter called the "expiry time"), by notice in writing to the Company to that effect. Any such notice given to the Company (an “Exercise Notice”) must:

a.

be duly completed and signed by the Optionee,

b.

specify the number of shares with respect to which the Option is then being exercised; and

c.

be accompanied by a certified cheque, bank draft or other form of immediate funds in favour of the Company in full payment of the Option Price for the number of shares then being purchased.

HOLD PERIOD AND RESALE RESTRICTIONS

5.

The Optionee understands and acknowledges to the Company that pursuant to the policies of the Exchange, the Option is subject to a four month hold period from the date of grant and prior to May 31, 2003 all certificates representing shares issued upon exercise of the Option, will bear the following legend:

“Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until May 31, 2003."

DELIVERY OF SHARE CERTIFICATE

6.

The Company shall, within five business days after receipt of the Exercise Notice deliver to the Optionee a share certificate representing the number of shares with respect to which the Option was exercised and issued as of the date of the Exercise Notice.

7.

An Exercise Notice shall be deemed to have been given, if delivered, on the date of delivery, or if mailed, on the date of mailing. A mailed Exercise Notice shall be sent by prepaid registered mail addressed to the Company at the following address:

Suite 1400 - 400 Burrard Street
Vancouver, BC
V7X 1A6

OPTION ONLY

8.

Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any shares of the Company, except those shares in respect of which the Optionee shall have exercised all or any part of the Option granted hereunder.

9.

The Optionee shall have no rights whatsoever as a shareholder in respect of any of the shares optioned hereunder other than in respect of optioned shares for which the Optionee shall have exercised all or any part of the Option granted hereunder and which shall have been taken up and paid for in full.

AMENDMENTS TO THE OPTION

10.

If the Optionee is an insider of the Company, at the time of an amendment to the Option, the Company shall obtain disinterested shareholder approval and TSX Venture Exchange (the "Exchange") approval to the amendment(s) prior to the exercise of the Option.

11.

The Optionee acknowledges that the Option Price may only be amended after six months have elapsed since the later of: the date of grant, the date the Company's shares commence trading on the Exchange or the date the Option Price was last amended.

12.

The Optionee acknowledges that the Option must be outstanding for at least one year before the term of the Option may be amended.

TSX VENTURE EXCHANGE

13.

This Agreement and the grant of the Option is subject to acceptance by the Exchange in accordance with the rules and policies of the Exchange and the Optionee hereby agrees to be bound by any modification of the terms and conditions of the Option as may be required by the Exchange. The Option may not be exercised until such acceptance has been received by the Company.

CAPITAL REORGANIZATION

14.

In the event the authorized capital of the Company as presently constituted is consolidated into a lesser number of shares or subdivided into a greater number of shares, the number of shares in respect of which the Option remains unexercised shall be decreased or increased proportionately as the case may be, and the then prevailing purchase price to be paid by the Optionee for each such share shall be correspondingly decreased or increased as applicable so that the aggregate Option Price is unchanged. In the event the Company shall determine to amalgamate or merge with any other company or companies (and the right to do so is hereby expressly reserved) whether by way of statutory amalgamation, sale of its assets and undertaking, or otherwise howsoever, then and in each such event the number of shares in the corporation resulting from such amalgamation or merger in respect of which the Option remains unexercised shall be such number of shares in that corporation as would have been acquired by the Optionee pursuant to the amalgamation or merger had the Option been fully exercised immediately prior to the date of such amalgamation or merger and the then prevailing purchase price of the shares to be paid by the Optionee shall be correspondingly decreased or increased as applicable so that the aggregate Option Price is unchanged.

TERMINATION OF OPTION

15.

The Option is not assignable or transferable and shall terminate on the 30th day following the date upon which the Optionee ceases to be a director, officer, employee or consultant of the Company; provided, however, that if such cessation is due to the death of the Optionee, the personal representative of the Optionee shall have the right to exercise any unexercised part of the Option for a period of one year following the date of death of the Optionee.

TIME OF THE ESSENCE

16.

Time shall be of the essence of this Agreement.

SUCCESSORS

17.

This Agreement shall enure to the benefit of and be binding upon the heirs, executors and administrators of the Optionee and the successors of the Company.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as of the day and year first above written.

EXECUTED AND DELIVERED by the Optionee in the presence of:

______________________________

Name

______________________________

Address

______________________________

______________________________

Occupation

) ) ) ) ) ) /s/ John McCluskey ) ______________________________ ) JOHN MCCLUSKEY ) ) ) ) ) )

ALAMOS MINERALS LTD. Per: /s/ Nerio Cervantes ________________________ Authorized Signatory	) ) ) ) )